News Release

Firsthand Technology Value Fund Holding SoloPower Receives $197 Million Loan Guarantee from U.S. DOE

San Jose, CA, August 22, 2011 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC), a publicly-traded venture capital fund, announced today that one of its portfolio companies, SoloPower, has received a $197 million loan guarantee from the U.S. Department of Energy’s (DOE) Loan Programs Office. San Jose-based SoloPower is an innovative manufacturer of flexible thin film solar cells and modules. The loan guarantee will support the construction and operation of three manufacturing facilities in California and Oregon that are expected to produce approximately 400 megawatts of thin film photovoltaic modules annually. “We view this as an important milestone for SoloPower,” said Kevin Landis, portfolio manager for Firsthand Technology Value Fund. “The funding enables the company to make the jump to high-volume, low-cost manufacturing.” SoloPower's announcement may be viewed on its site at http://www.solopower.com/news.html.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund (the “Fund”) is a publicly-traded venture capital fund that invests in technology and cleantech companies. As of June 30, 2011, the Fund had a net asset value of $26.47 per share. More information about Firsthand Technology Value Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions; regulatory and legal changes; technology and cleantech industry risk; valuation risk; non-diversification risk; interest rate risk; tax risk; and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained.

Contact:

Phil Mosakowski
SiVest Group, Inc.
(408) 624-9526
vc@firsthandtvf.com